Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release
For release: Immediately
For further information contact: Paul McPartlin


TECH/OPS SEVCON REPORTS RECORD SECOND QUARTER SALES AND IMPROVED PROFITS Southborough, Mass. April 24, 2007. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported net income of $568,000, or $.18 per share, for the second fiscal quarter ended March 31, 2007. Net income increased by 66% from $342,000 in the comparable period last year. Basic and fully diluted net income was $.18 per share, an increase of $.07 per share compared with the second quarter of last year. Sales in the second quarter were $10,374,000; the highest quarterly sales ever recorded by the Company. Sales revenues of were 21% ahead of the second quarter last year.
Volumes shipped were 14% ahead of the prior year period, augmented by Foreign currency fluctuations which caused an increase in reported revenues of $628,000, or 7%.

Operating income for the second quarter was $898,000, an increase of $336,000, or 60%, compared to the second quarter of last year. Gross profit increased by $697,000 compared to last year due to both higher volumes and foreign currency fluctuations. Operating expense for the second quarter was $297,000 higher than the same period last year, mainly due to foreign currency fluctuations.

For the six month period, revenues were $18,600,000, an increase of $2,217,000, or 14%, compared to last year. Higher volumes accounted for a 7% increase in sales revenues and contributed $394,000 of additional gross profit. The weakness of the US dollar compared to the British Pound and the Euro resulted in a $1,100,000 increase in reported sales, but this reduced operating income by $198,000. Operating expenses, excluding the effect of foreign currency changes, were $100,000 lower than last year. Operating income for the first half of fiscal 2007 was $1,102,000, an increase of $296,000, or 37%, compared to last year. For the first half of fiscal 2007, net income was $656,000, or $.21 per diluted share, compared to $502,000, or $.16 per diluted share last year.

The Company is pleased to announce the appointment of Mr. Paul N. Farquhar as Vice President, Treasurer and Principal Accounting Officer. He is a UK Chartered Accountant and has wide experience in senior financial roles in international manufacturing businesses.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, and the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.



Second Quarter 2007 Financial Highlights (unaudited)
(in thousands except per share data)
		                       Three months ended     Six months ended
                                   ------------------    -----------------
                                    March 31  April 1    March 31  April 1
                                        2007     2006        2007     2006
                                    ========  =======    ======== ========
Net sales                           $ 10,374  $ 8,562    $ 18,600 $ 16,383
                                    ========  =======    ======== ========
Operating income                         898      562       1,102      806
Income before income taxes               875      525       1,009      771
Net income                          $    568  $   342    $    656 $    502
                                    ========  =======    ======== ========
Basic income per share              $    .18  $   .11    $    .21 $    .16
                                    ========  =======    ======== ========
Diluted income per share            $    .18  $   .11    $    .21 $    .16
                                    ========  =======    ======== ========
Cash dividend per share             $    .03  $   .03    $    .06 $    .06
                                    ========  =======    ======== ========
Average shares outstanding             3,167    3,141       3,158    3,134
                                    ========  =======    ======== ========

Summarized Balance Sheet Data	(in thousands of dollars)

                                                   March 31,   September 30,
                                                       2007            2006
                                                  (unaudited) (derived from
                                                                    audited
                                                                 statements)
                                                     ========       ========
Cash, and cash equivalents                           $    234       $  1,290
Receivables                                             8,678          6,187
Inventories                                             4,698          4,717
Prepaid expenses and other current assets               1,157            847
                                                     --------        -------
Total current assets                                   14,767         13,041
Long-term assets                                        5,942          5,611
                                                     --------        -------
Total assets                                         $ 20,709       $ 18,652

Other current liabilities                            $  6,782       $  5,673
Liability for pension benefits                          2,914          2,886
Deferred taxes                                             59             56
Stockholders' investment                             $ 10,954       $ 10,037
                                                     --------        -------
Total liabilities and stockholders' investment       $ 20,709       $ 18,652
                                                     ========       ========
To our shareholders:

If you would like to receive a copy of the Company's Form 10-Q, which will be available as soon as filed, in mid May, please send your request to:

Investor Relations
Tech/Ops Sevcon, Inc.
155 Northboro Road
Southborough, MA 01772

e-mail investor.relations@sevcon.com
www.techopssevcon.com